Exhibit 10.6

Execution Version

SPONSOR SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of February 10, 2022, by and between Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Company”; which term shall refer to Inspirato Incorporated following the Closing), Inspirato LLC, a Delaware limited liability company (“Inspirato”), and Thayer Ventures Acquisition Holdings LLC (“Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement, dated June 30, 2021, by and among, inter alia, the Company and Inspirato (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, in consideration of the waiver of certain conditions set forth in the Business Combination Agreement by Inspirato, Subscriber desires to, among other things, (i) subscribe for and purchase from the Company a number of shares of Buyer Class A Common Stock as set forth in this Subscription Agreement for $5,000,000 in cash, within the time periods and collateralized as set forth in this Subscription Agreement, and (ii) forfeit, at no cost, 65,000 shares of Buyer Class B Common Stock currently held by Subscriber (which number shall be in addition to the 1,500,000 shares of Buyer Class B Common Stock to be forfeited by Subscriber pursuant to the Sponsor Side Letter).

NOW, THEREFORE, in consideration of the foregoing and subject to the covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Subscription.

1.1     Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, 490,197 shares of Buyer Class A Common Stock at a per share price of $10.20 per share (the “Shares”), for an aggregate purchase price of $5,000,009.40 (the “Purchase Price”). The purchase and sale of the Shares shall occur by the sixtieth (60th) day following the Closing (or if such sixtieth day is not a Business Day, by the next occurring Business Day) (the “Outside Date”) (the “Subscription Closing Date”), following the satisfaction or waiver of the conditions set forth in this Subscription Agreement, at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, or such other place as shall be determined by agreement between the Company and Subscriber.

1.2    On the Subscription Closing Date, (i) the Company shall issue the Shares to Subscriber and cause the Shares to be registered in book-entry form in the name of Subscriber (or its nominee in accordance with Subscriber’s delivery instructions) on the Company’s share register maintained by its registrar and transfer agent, and (ii) Subscriber shall deliver to the Company payment of the Purchase Price by wire transfer of immediately available funds to an account specified in writing by the Company prior to the Subscription Closing Date.

1.3    If any change in the Company’s capitalization shall occur between the date hereof and immediately prior to the Subscription Closing Date by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number and type of Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

1.4    The parties hereby agree that the Shares shall constitute “Registrable Securities,” and for the avoidance of doubt shall not constitute “TVAC Shares,” under that certain Amended and Restated Registration and Stockholder Rights Agreement, by and among the Company, Subscriber and certain stockholders of the Company and unitholders of Inspirato, to be dated as of the Closing (the “Registration Rights Agreement”), as if held by Subscriber as of the date of the Registration Rights Agreement.

2.	Collateral.

2.1    Subject to the terms and conditions hereof, Subscriber hereby agrees that, from the date hereof through the earlier of (i) the payment in full by Subscriber of the Purchase Price pursuant to Section 1 hereof and (ii) the close of business on the Outside Date, 1,000,000 shares of Buyer Class A Common Stock (received upon conversion of Buyer Class B Common Stock at the Closing) held by Subscriber (the “Collateral Shares”) will be subject to restrictions on transfer, sale, lending, pledge or other disposition, subject to the provisions of this Section 2. Subscriber hereby agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer or disposition of the Collateral Shares as may be requested or instructed by the Company and shall execute such other instruments, stock powers, instruction letters or other documents as the Company may reasonably request to enforce the restrictions set forth in this Section 2.1. Subscriber agrees that the Collateral Shares will be registered on the books and records of the Company held by Computershare Trust Company, N.A. and Computershare Inc. (together, the “Transfer Agent”) in the name of Inspirato Incorporated for the benefit of Thayer Ventures Acquisition Holdings LLC.

2.2    If the Purchase Price is paid in full by Subscriber prior to 5:00 P.M. Eastern Daylight Time on the Outside Date, then all restrictions set forth in Section 2.1 will immediately lapse and terminate with respect to the Collateral Shares, and the Company shall promptly cause any stop transfer instructions or restrictive legends to be removed from the Collateral Shares (other than any legends or instructions relating to the Securities Act of 1933, as amended) and cause the Transfer Agent to update the books and records of the Company so the shares are held directly by Thayer Ventures Acquisition Holdings LLC, including delivering any necessary instruction letters, opinions or other documents to the Transfer Agent.

2.3    If the Purchase Price has not been paid in full by Subscriber as of 5:00 P.M. Eastern Daylight Time on the Outside Date, then Subscriber hereby automatically forfeits, without any further action required by any party, all the Collateral Shares. The parties agree that such forfeiture shall be the sole and exclusive remedy for failure of Subscriber to perform its obligations under Section 1 hereof, and upon such forfeiture, Subscriber will have no further obligations under Section 1 hereof.

3.          Forfeiture. Subject to the terms and conditions hereof, effective as of immediately prior to the Closing, Subscriber hereby automatically forfeits, without any further action required by any party, 65,000 shares of Buyer Class B Common Stock held by Subscriber (the “Forfeited Shares”) (which number shall be in addition to the 1,500,000 shares of Buyer Class B Common

Stock to be forfeited by Subscriber pursuant to the Sponsor Side Letter), and such Forfeited Shares shall be cancelled, cease to exist and shall no longer be outstanding, and following the Closing, Subscriber shall have no right, title or interest to such Forfeited Shares.

4.	Waiver. In consideration for the foregoing:

4.1    Subscriber hereby irrevocably waives, on behalf of itself and any “TVAC Holder” (as defined in the Registration Rights Agreement), the covenants set forth in Sections 5.1, 5.2 and 5.4 of the Registration Rights Agreement, to be effective as of the date of this Subscription Agreement.

4.2    Inspirato hereby irrevocably waives, on behalf of itself and the Blockers, the condition set forth in Section 11.3(c) of the Business Combination Agreement, to be effective as of the date of this Subscription Agreement.

5.          Condition. The parties’ respective obligations under Sections 1, 2, 3 and 4 of this Subscription Agreement are subject to the consummation of the transactions contemplated in the Business Combination Agreement and the effectiveness of the waivers set forth in Section 4 hereof.

6.          Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms or (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement.

7.	Miscellaneous.

7.1    Each of Subscriber, Inspirato and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein.

7.2    Expenses. Each of the parties hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

7.3    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)    if to the Company (prior to the Closing) or Subscriber:

Thayer Ventures Acquisition Corporation

25852 McBean Parkway, Suite 508

Valencia, CA 91355

Attention: Mark Farrell

Email: mark@thayerventures.com

with a required copy (which copy shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004

Attention: Daniel Peale

John McKenna

Email: dpeale@cooley.com

jmckenna@cooley.com

(ii)    if to the Company (following the Closing) or Inspirato, to:

Inspirato LLC

1544 Wazee Street

Denver, CO 80202

Attention: Brent Handler

Brad Handler

James Hnat

Email: brent@inspirato.com

brad@inspirato.com

jhnat@inspirato.com

with a required copy (which copy shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Tony Jeffries

Email: tjeffries@wsgr.com

7.4     Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

7.5    Modifications and Amendments. This Subscription Agreement may not be amended, modified or supplemented except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or supplement is sought.

7.6     Waivers and Consents. The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Subscription Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

7.7    Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to any party hereunder may be transferred or assigned without the written consent of the other parties hereto.

7.8    Benefit. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

7.9    Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

7.10    Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

7.11    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.12    Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.13    Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company, Inspirato (on behalf of itself and the Company following the Closing) and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

THAYER VENTURES ACQUISITION CORP.

By:	/s/ Mark Ferrell
Name:	Mark Farrell
Title:	Co-CEO

INSPIRATO LLC

By:	/s/ R. Webster Neighbor
Name:	R. Webster Neighbor
Title:	Chief Financial Officer

THAYER VENTURES ACQUISITION HOLDINGS LLC

By:	/s/ Mark Ferrell
Name:	Mark Farrell
Title:	Managing Member